Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Homes 4 Rent 2021 Employee Stock Purchase Plan of our reports dated February 26, 2021, with respect to the consolidated financial statements of American Homes 4 Rent and American Homes 4 Rent, L.P. and the effectiveness of internal control over financial reporting of American Homes 4 Rent included in the Annual Report (Form 10-K) of American Homes 4 Rent and American Homes 4 Rent, L.P. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 10, 2021